NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                          TOP SOURCE TECHNOLOGIES, INC.






                  To All Stockholders:


The annual meeting of the stockholders of Top Source Technologies, Inc. (the "Company") will be held at the Hotel Nikko Atlanta, Friday, March 15, 1996 at 6:00 p.m. for the following purposes:

1. To elect those members who are up for reelection to the board of directors of the Company to serve until the Company's next annual meeting.

2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended September 30, 1996.


3. For the transaction of other lawful business that may properly come before the meeting.

The board of directors has fixed the close of business on Friday, January 26, 1996 as the record date for a determination of stockholders entitled to notice of, and to vote at, this annual meeting or any adjournment thereof.


Please vote, date, sign and mail the enclosed proxy card promptly in the enclosed return envelope.

                                             By Order of the Board of Directors


Dated January 17, 1996

                                             By: Christer Rosen, Secretary

                          TOP SOURCE TECHNOLOGIES, INC.

                                 PROXY STATEMENT



         The enclosed proxy is solicited by Stuart Landow, Christer Rosen and David Natan and on behalf of the Board of Directors of Top Source Technologies, Inc. (the "Company") for use at the annual meeting of stockholders to be held on March 15, 1996 (the "1996 Annual Meeting"). Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to vote, whether or not they choose to attend the meeting in person. Such solicitation is being made by mail, and the Company may also use its officers to solicit proxies from stockholders either in person or by telephone or letter without extra compensation. All expenses of this solicitation will be paid by the Company. Since proxies are being solicited by management (all of whom are directors) and management serves at the will of the Board of Directors, management may have a conflict of interest in recommending how stockholders vote for the proposals.

         Only stockholders of record at the close of business on January 26, 1996 are entitled to notice of, and to vote at, the meeting. Each share of common stock outstanding on the record date is entitled to one vote on all proposals. As of the close of business on January 12, 1996, 27,974,477 shares of common stock of the Company were outstanding. Shares cannot be voted unless a signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. A proxy may be revoked at any time before it is voted at the meeting by taking one of the three following actions: (i) by giving a written notice of revocation to the principal office of the Company;
(ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting. If a stockholder wishes to give a proxy to someone other than management, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person and sign and give the proxy card to that person for use at the meeting.

        A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of the majority of the shares of stock present in person or by proxy and entitled to vote is required for ratification of the appointment of Arthur Andersen LLP Proxies which abstain on one or more proposals and "broker non-votes" will be deemed present for quorum purposes for all proposals to be voted on at the meeting. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. The missing votes are broker non-votes. Client directed abstentions are not broker non-votes. With regard to all proposals presented to the stockholders, abstentions will be counted as a vote against the proposal and broker non-votes will be treated as not entitled to vote and therefore will not be counted as either a vote for or against the proposals. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for the Company.

         This proxy statement and the accompanying proxy and notice of meeting are first being mailed to stockholders on or about January 30, 1996.

Voting Securities and Principal Holders

         The following table sets forth the number of shares of the Company's common stock beneficially owned as of December 31, 1995 by (i) owners of more than 5% of the Company's common stock, (ii) by all directors and (iii) all directors and executive officers of the Company as a group.



--------------------- ---------------------------------------- ----------------------------------------
                                                                     Amount and
                                                                     Nature of
Title of              Name and Address of                            Beneficial         Percent of
Class                 Beneficial Owner                               Ownership          Class
--------------------- ---------------------------------------- ----------------------- -----------------
Common Stock          STUART LANDOW(1)                               1,237,300           4.32%
and Vested            450 Park Avenue, Suite 2100
Options               New York, New York  10022
--------------------- ---------------------------------------- ----------------------- -----------------
Common Stock          CHRISTER ROSEN(2)                                840,000           2.95%
and Vested            2000 PGA Blvd., Suite 3200
Options               Palm Beach Gardens, FL  33408
--------------------- ---------------------------------------- ----------------------- -----------------
Common Stock          DAVID NATAN(3)                                   16,975             *
and Vested            2000 PGA Blvd., Suite 3200
Options               Palm Beach Gardens, FL  33408
--------------------- ---------------------------------------- ----------------------- -----------------
Common Stock          CARLTON S. JOYCE(4)                             300,000           1.07%
and Vested            3125 Presidential Parkway
Options               Atlanta, GA  30340-3907
--------------------- ---------------------------------------- ----------------------- ------------------
Common Stock          RONALD P. BURD(5),(6)                           160,500             *
and Vested            251 Linden Lane
Options               Merion Station, PA  19066
--------------------- ---------------------------------------- ----------------------- ------------------
Common Stock          CLINTON D. LAUER(7)                               23,000            *
and Vested            4053 Hidden Woods Drive
Options               Bloomfield Hills, MI  48301
--------------------- -------------------------------------------------------------- -------------------
Common Stock          PAUL F. MOORE(8)                                   26,000           *
and Vested            325 N. Cliften Rd.
Options               Bloomfield Hills, MI  48301
--------------------- --------------------------------------------------------------------------------
Common Stock          MANI A. SADEGHI(9)                                 45,000           *
and Vested            39 Strawberry Patch Lane
Options               Stamford, CT  06902
--------------------- ---------------------------------------------------------------------------------
Common Stock          ARTHUR S. KIRSCH(10)                               55,000            *
and Vested            Marie Major Drive
Options               Alpine, NJ  07620
--------------------- -------------------------------------------------------------- --------------------
Common Stock          GANZ CAPITAL MGMT., INC.(11)                    5,485,000          19.59%
and Vested            2875 N.E. 191st Street
Options               Penthouse I
                      N. Miami Beach, FL  33130
--------------------------------------------------------------------------------------------------------
All directors and existing officers                                   2,703,775           9.21%
of the Company as a group
(9 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)(10)
*Less than 1% of class
----------------------------------------------------------------------------------------------------------



    (1) Includes 200,000 vested options exercisable at approximately $.53 per share and 500,000 vested options exercisable at approximately $2.0625 per share held by Mr. Landow.

     (2) Includes 500,000 vested options held by Mr. Rosen exercisable at approximately $.53 per share.

     (3) Includes 15,625 vested options held by Mr. Natan exercisable at approximately $6.9375 per share, 350 shares held by Mr. Natan and 1,000 shares held by Mr. Natan's wife.
     (4) Includes 100,000 vested options held by Carlton S. Joyce exercisable at approximately $1.50 per share.

     (5) Includes 25,000 vested options exercisable at approximately $3.38 per share, 50,000 vested options exercisable at approximately $1.78 per share and 10,000 vested options exercisable at approximately $6.25 held by Mr. Burd.

     (6) Includes 72,000 shares held jointly by Mr. Burd and his wife and 3,500 shares gifted by Mr. Burd to the Devereux Foundation, of which Mr. Burd is President and Chief Executive Officer.

     (7) Includes 20,000 vested options exercisable at approximately $8.75 per share and 3,000 shares held by Mr. Lauer.

     (8) Includes 25,000 vested options exercisable at approximately $3.125 per share and 1,000 shares held by Mr. Moore.

     (9) Includes 25,000 vested options exercisable at approximately $3.125 per share held by Mr. Sadeghi and 20,000 shares held jointly by Mr. Sadeghi and his wife.

     (10) Includes 10,000 vested options exercisable at approximately $7.50 per share and 45,000 shares held by Mr. Kirsch.

     (11) Ganz Capital Management, Inc. ("Ganz Capital") is a registered investment advisor. On November 17, 1995, it held beneficial ownership of 5,462,900 shares of common stock and 22,100 warrants. Of these warrants, 8,100 are exercisable at $4.00 per share and 14,000 are exercisable at $1.00 per share. This represents beneficial ownership of 40.1% and 23.1% of each class of warrants outstanding, respectively.

                               BOARD OF DIRECTORS


      The business of the Company is managed under the direction of the Board of Directors. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in the operating details on a day to day basis. The Board is kept advised of the Company's business through regular written communications and discussions with management.

Compensation of Directors

      The Company's outside directors each receive $2,500 per board meeting attended. They are also reimbursed for expenses incurred in attending such meetings.

      All non-employee directors automatically receive grants of 30,000 non-qualified options (i) upon election or appointment to the Board and (ii) after all options previously granted have vested if vesting occurs during the term of office of such director. The options vest semi-annually over a three year period.

Board Meetings and Committees

      The Board of Directors of the Company held four meetings during the fiscal year ended September 30, 1995. No director attended fewer than 75 percent of the total number of meetings of the Board of Directors during this period. On many occasions throughout the year, the Board took action by unanimous consent in lieu of holding a meeting.

The Company has a Stock Option Committee comprised of Messrs. Moore and Sadeghi; a Compensation Committee comprised of Messrs. Burd and Lauer; an Audit Committee comprised of Messrs. Burd, Lauer; a Nominating Committee comprised of Messrs. Landow, Moore and Sadeghi and an Executive Committee comprised of Stuart Landow, Christer Rosen, and Paul Moore.

Proposal 1.  Election of Directors

      Eight directors were elected at the 1994 Annual Meeting and those persons elected will hold office until their terms expire as explained below and until their successors have been elected and qualified. The Company's bylaws provide that the Board of Directors shall consist of no less than three and no more than nine members, with the actual number to be established by resolution of the Board of Directors. The current Board of Directors has by resolution established the number of directors at nine.

      The Company  amended its  certificate  of  incorporation  to provide for a classified Board of Directors commencing with the 1994 Annual Meeting. Accordingly, three persons, designated as Class A directors, were elected to a three-year term, three persons, designated as Class B directors, were elected to a two- year term and two persons, designated as Class C directors, were elected for a one-year term. As the one and two-year terms expire, new directors will be elected for three-year terms.


                             Current and Fiscal 1995
                               Board of Directors




-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Name                         Age           Position with
                                              Company                 Since              Term            Ending
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Stuart Landow(1)             49     President (Chief Executive         1990         Three Years          1997
                                    Officer) and Chairman of
                                    the Board of Directors
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Christer Rosen               44     Executive Vice President,          1987         Three Years           1997
                                    Secretary and Director
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
James P. Samuels(5)          48     Vice President of Finance          1992         Resigned              1997
                                    (Chief Financial Officer),
                                    Treasurer and Director
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
David Natan                  42     Vice President of Finance          1995         Replaced James        1997
                                    (Chief Financial Officer),                      P. Samuels who
                                    Treasurer and Director                          resigned August
                                                                                    31, 1995
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Ronald P. Burd(2)(3)         49     Director                           1992         Two Years             1996
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Carlton S. Joyce             65     Director                           1993         Three Years           1998
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Paul F. Moore(1)(4)          69     Director                           1993         Two Years             1996
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Mani A. Sadeghi(1)(4)        32     Director                           1993         Three Years           1998
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Clinton D. Lauer(2)(3)       69     Director                           1994         Two Years             1996
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------
Arthur S. Kirsch             43     Director                           1994         Three Years           1998
-------------------------- -------- ---------------------------- ----------------- ----------------- ---------------



(1)  Member of the Nominating Committee
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Stock Option Committee.
(5) Mr. Samuels resigned as a Director, Vice President of Finance and Treasurer on August 31, 1995 and was replaced by Mr. David Natan. Mr. Samuels ceased being employed by the Company on December 31, 1995.

The nominees for the reelection of certain Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them for the nominees for directors listed below unless instructed otherwise. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election at the 1996 Annual Meeting:


------------------------ ---------------------- ---------------------- ---------
Name                          Age        The Company   Since    New Term
------------------------ ----------------- -------------- ----------------------
Ronald P. Burd                49         Director      1992     Three Years
------------------------ ----------------- --------------- ---------------------
Paul F. Moore                 69         Director      1993     Three Years
------------------------ ----------------- ---------------- --------------------
Clinton D. Lauer              69         Director      1994     Three Years
------------------------ ---------------- ---------------- --------------------




Stuart Landow - Mr. Landow was elected President, Chief Executive Officer and a member of the Board of Directors of the Company on July 27, 1990, and Chairman of the Board of Directors on October 2, 1991. As Chairman, President and Chief Executive Officer of the Company, Mr. Landow is responsible for the overall management of the business, with an emphasis on business strategy and long term planning. Mr. Landow devotes a significant amount of time to project management of On-Site Analysis, Inc. and the development and marketing of On-Site Analyzers. Presently, Mr. Landow's primary efforts are being concentrated on the development of contractual relationships for the marketing of the Company's present products and technologies with industrial partners and universities, and on communications with analysts, brokers and others. Additionally, Mr. Landow concentrates on utilizing his contacts with the automobile industry and others for the purpose of learning about and obtaining new technologies for the Company.

Christer Rosen - Mr. Rosen has been Executive Vice President and Secretary of the Company and a director since 1987. In 1995, Mr. Rosen was appointed President of Top Source Automotive, Inc. and later in the year, was appointed President of the Company's Transportation Technology Group division. Mr. Rosen was responsible for bringing the Overhead Sound System and the seat safety motion concepts to the Company. Mr. Rosen is the only original member of the management team which founded the Company.

David Natan - Mr. Natan joined the Company in June of 1995 and brings nearly 20 years of management and analytical experience to his responsibilities as Vice President and Chief Financial Officer of the Company. Prior to joining the Company, from November 1992 through June 1995, Mr. Natan was Chief Financial Officer of MBf USA, Inc., which is a publicly listed subsidiary of MBf Holdings Berhad, a four-billion-dollar multi-national conglomerate. From August 1987 through October 1992, Mr. Natan was Treasurer and Controller for Jewelmasters, Inc., an American Stock Exchange listed company, where he was responsible for all financial, accounting, tax, SEC reporting, shareholder services, investor relations, data processing and employee benefit functions. Mr. Natan is a Certified Public Accountant licensed in the State of Florida since 1987, and received his Bachelor of Arts degree from Boston University.

Ronald P. Burd - Mr. Burd has been a director of the Company since March 1992. From 1984 through the present, Mr. Burd has been President and Chief Executive Officer of the Devereux Foundation. Devereux, founded in 1912, is a nationwide, private, not-for-profit organization that treats individuals of all ages who have a wide range of emotional disorders and/or developmental disabilities. Headquartered in Devon, Pennsylvania, Devereux operates residential, day and community-based treatment programs located in 13 states and the District of Columbia.

Carlton S. Joyce - Mr. Joyce was appointed a director of the Company in September 1993. From 1974 to 1993, Mr. Joyce was Chairman of a major oil analysis laboratory, Spectro/Metrics, Inc. ("SMI") in Atlanta, Georgia, which the Company acquired in July 1993. He has been Chairman of UTG, the Company's oil analysis subsidiary since the Company's acquisition of SMI, and also President of On-Site Analysis, Inc. ("OSA"). Mr. Joyce has been spearheading the concept and development of the On-Site Analyzer.

Arthur B. Kirsch - Mr. Kirsch was appointed a director of the Company in October 1994. From 1993 to present, Mr. Kirsch has been President of Global Investors Group, Inc., a New York City based investment banking firm with domestic and international operations. From February 1990 to the founding of Global Investors in 1993, Mr. Kirsch was President of NatWest Securities, Inc. From September 1991 to 1993, Mr. Kirsch held the position of Managing Director of NatWest Securities, Ltd., supervising 1,200 individuals around the world. Prior to joining NatWest, Mr. Kirsch was Executive Vice President at Drexel Burnham Lambert, Inc. and Director of Worldwide Equities.

Clinton D. Lauer - Mr. Lauer was appointed a director of the Company in March 1994. From January 1992 to present, Mr. Lauer has been President of Lauer and Associates, a consulting firm working with automotive supplier companies. From 1987 to January 1992, Mr. Lauer held the position of Vice President, Purchasing and Supply with Ford Motor Company. In January 1992 he retired from the Ford Motor Company after 36 years with that company.

Paul F. Moore - Mr. Moore was appointed a director of the Company in September 1993. Currently, Mr. Moore is President and CEO of P.F. Moore & Associates, a consulting engineering company. From 1991 to 1994, Mr. Moore was President of Advanced Vehicle Concepts, a Michigan based company which builds prototype vehicles. From 1986 through 1991, Mr. Moore was chief executive officer of American Professional Services which was later acquired by First Technology PLC of Great Britain. Mr. Moore spent 25 years as a senior executive with Chrysler Corporation and retired from Chrysler in 1981.

Mani A. Sadeghi - Mr. Sadeghi was appointed a director of the Company in September 1993. From October 1994 to present, Mr. Sadeghi has been Vice President of Corporate Development for AT&T Capital Corporation. From 1992 to October 1994, Mr. Sadeghi had been Director of Strategic Planning and Business Development at G.E. Capital Corp. From 1988 to 1992, Mr. Sadeghi was a management consultant with Bain & Company located in San Francisco where he provided strategic consulting services to his clients. Mr. Sadeghi is the brother-in-law of Mr. Charles Ganz, the President of Ganz Capital which is the principal beneficial owner of approximately 19.59% of the Company's common stock.

Non-Director Executive Officers

Steven L. Ludmerer - Mr. Ludmerer was appointed President of the Company's Petrochemical Technology Group, which is comprised of On-Site Analysis, Inc. and United Testing Group, Inc., in January 1996. Mr. Ludmerer is responsible for directing the overall operations of the Petrochemical Technology Group and in particular, directing the Company's commercialization of its On-Site Analyzer. Prior to joining the Company, from July 1994 through December 1995, Mr. Ludmerer provided independent consulting services. From May 1992 through June 1994, Mr. Ludmerer was President and Chief Executive Officer of Quantix Systems ("Quantix"), which was a unit of DNA Plant Technology Corporation, a Nasdaq listed company, which developed, manufactured and marketed rapid on-site environmental analysis systems. From November 1989 through April 1982, Mr. Ludmerer was Business Director in the Specialty Chemicals Division of Union Carbide Chemicals and Plastics Company. From 1965 to 1989, Mr. Ludmerer was with E.I. duPont de Nemours and Company in a variety of executive and managerial positions.

--------------------------------------------------------------------------------
Executive Officer Compensation
--------------------------------------------------------------------------------
The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose combined salary and bonus for the fiscal year ended September 30, 1995 exceeded $100,000 (collectively, the "Named Executive Officers") for the years indicated.




                           SUMMARY COMPENSATION TABLE

                                                                                Long Term Compensation
                                     Annual Compensation
                                                                         Awards                      Payouts

        (a)               (b)       (c)         (d)           (e)          (f)              (g)           (h)            (i)
====================================================================================================================================
                                   Securities
                                                           Other Annual   Restricted    Underlying                    All Other
Name and Principal                                         Compensation   4 Stock       Option/SARS   LTIP          Compensation
Position                  Year   Salary($)   Bonus($)      ($)(1)         Award(s)($)      (#)        Payouts ($)      ($)(2)
--------                  ----   ---------   --------      ------         ----------    -----------  -----------      ------


========================--------------------------- -------------- ----------------- ----------------- --------------- ------------


Stuart Landow              1995    $202,794   $189,688(5)    $ 7,200      $      0(4)          0       $     0       $14,213
President                  1994    $218,000   $151,378(6)    $ 7,550      $      0(3)          0       $     0       $21,105
(Chief Executive Officer)  1993    $171,818   $ 30,000       $ 9,523      $      0(3)    600,000       $     0       $     0
========================---------- --------------- -------------- ----------------- ----------------- --------------- ------------
Christer Rosen             1995   $180,940    $ 25,000       $14,064      $      0(8)          0       $     0       $ 4,419
Executive Vice President   1994   $177,733    $      0       $11,538      $231,250(9)          0       $     0       $ 3,039
                           1993   $137,293    $ 20,000       $14,246      $        0(10)       0       $     0       $     0
========================== ----------- --------------- -------------- ----------------- ----------------- --------------- ---------

Carlton S. Joyce           1995   $200,000    $      0       $ 9,811       $       0            0      $     0       $     0
President                  1994   $207,692    $      0       $   385       $       0            0      $     0       $ 4,667
                           1993        N/A         N/A           N/A             N/A           N/A           N/A           N/A
========================== ----------- --------------- -------------- ----------------- ----------------- --------------- ---------
James P. Samuels           1995   $137,500    $      0       $ 8,883      $       0             0      $     0       $61,447(7)
Vice President of Finance  1994   $153,333    $      0       $10,546      $       0             0      $     0       $18,997(12)
and Treasurer (Chief       1993   $111,350    $ 20,000       $ 6,750      $       0       325,000      $     0       $     0
Financial Officer)
========================== =========== =============== ============== ================= ================= =============== =========

W. Earl Somerville         1995   $101,158    $  5,000       $ 8,576      $       0        25,000       $    0     $50,552(11)
Vice President             1994   $110,000    $    217       $ 7,428      $       0        92.500       $    0     $ 5,160
                           1993        N/A         N/A          N/A              N/A          N/A            N/A          N/A
======================== =========== =============== ============== ================= ================= =============== ==========

(1) Amounts consist principally of automobile allowances paid by the Company. In the case of Mr. Rosen, the amounts for 1995, 1994 and 1993 also include $4,407, $4,338 and $6,640 in club membership dues paid by the Company, respectively.

(2) Amounts represent group term life insurance premiums paid by the Company, the Company's match of the Retirement Salary Savings Plan - 401(k) and reimbursement of out-of-pocket medical, dental, etc. expenses not covered by the Company's insurance.

(3) In fiscal 1994 and 1993, Mr. Landow deferred vesting of 50,000 shares granted in July 1990. In total, the vesting of 100,000 shares that were granted to Mr. Landow, have been deferred.
(4) At September 30, 1995, Mr. Landow owned 565,300 shares of restricted stock. The value of the restricted stock is $4,981,706.25, based on $8.8125, the closing stock price at September 30, 1995.

(5) In fiscal 1995 , Mr. Landow was awarded, as stated in his employment agreement, an incentive compensation payment of 1% of net sales. This amount totalled $189,688 of which $163,037 had been paid at fiscal year-end and $26,651 was accrued.

(6) In fiscal 1994, Mr. Landow was paid $151,378 in incentive compensation equaling 1% of net sales.

(7) Mr. Samuels resigned as an executive officer on August 31, 1995. Mr. Samuels received $13,000 in salary from his date of resignation, August 31, 1995 through September 30, 1995. The Company accrued salary of $39,000 for Mr. Samuels as of September 30, 1995, which was fully paid at calendar year end. These amounts are included in "all other compensation".

(8) At September 30, 1995, Mr. Rosen had an aggregate of 378,900 shares of restricted stock. The value of the restricted stock is $3,339,056.25 based on $8.8125, the closing stock price at September 30, 1995.

(9) The aggregate value of these shares of restricted stock was based on the closing sales price of the Company's common stock on the date of vesting
     (50,000 shares at $4.625). The 50,000 shares vested on January 1, 1994. Although the Company does not anticipate declaring a dividend, if one is declared, dividends will be paid on restricted stock.

(10) In fiscal 1993, Mr. Rosen cancelled 50,000 shares previously granted to him which were reissued to a consultant for services rendered in 1987 - 1989.

(11) Mr. Somerville resigned as an executive officer on August 11, 1995. Mr. Somerville received $17,092 in salary from his date of resignation, August 11, 1995, through September 30, 1995. Also, the Company accrued salary of $25,208 for Mr. Somerville as of September 30, 1995, which sum was fully paid by December 15, 1995. These amounts are included in "all other compensation".

(12) Amount includes $12,468 in relocation expenses.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR-
                               SEPTEMBER 30, 1995
                                                                                PotentialRealizable Value
                                                                                at Assumed Annual Rates of
                                                                                Stock Price Appreciation
             Individual Grants                                                  for Option Term
                                                                                                (1)
------------------------ ----------------- --------------------- ---------------------- --------------------

 (a)            (b)           (c)              (d)                (e)                (f)        (g)
------------------------ ----------------- --------------------- ---------------------- --------------------

               Number of       % of Total
               Securities      Options/SARs
               Underlying      Granted to
               Options/SARs    Employees in    Exercise or Base
Name           Granted (#)     Fiscal Year     Price ($/Sh) are   Expiration Date     5% ($)    10% ($)
----            -------        ------------    ----------------   ---------------    ---------  --------
------------------------ ----------------- --------------------- ------------------------------------------

Stuart Landow        0              N/A              N/A              N/A             N/A         N/A

Christer Rosen       0              N/A              N/A              N/A             N/A         N/A

James P. Samuels     0              N/A              N/A              N/A             N/A         N/A

Carlton S. Joyce     0              N/A              N/A              N/A             N/A         N/A

W.Earl Somerville   25,000(4)       4.3%             6.50           12/20/94         $102,195(2)  $258,983(3)
------------------------ ----------------- --------------------- ---------------------- --------------------

(1) The values shown are based on indicated assumed annual rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the values shown on this table will be achieved.

(2)     Represents an assumed market price per share ofcommon stock of $10.59.

(3)     Represents an assumed market price per share of common stock of $16.86.

(4) Mr. Somerville resigned on August 11, 1995. He exercised 12,500 of the 25,000 options on September 19, 1995 when the market price was $7.75, therefore generating net proceeds of $15,625. The remaining options were not vested when Mr. Somerville resigned and therefore were cancelled.

The following table sets forth certain information with respect to the exercise of options to purchase common stock and SARs during the fiscal year ended September 30, 1995, and the unexercised options held and the value thereof at that date, by each of the Named Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END(1) OPTION/SAR VALUES




          (a)                    (b)                  (c)                             (d)                                       (e)
------------------------- ------------------- --------------------- ----------------------------------------- ---------------------

                                                                 Number of Securities Underlying  Value of Unexercised In-the-Money
                                                                   Unexercised Options/SARs at             Options/SARS
                                                                      Fiscal Year End (#)             at Fiscal Year End ($) (2)

------------------------- ------------------- -------------------------------------------------------------------------------------
                           Shares Acquired
                             on Exercise         Value Realized
Name                           (#)                    ($)         Exercisable     Unexercisable    Exercisable      Unexercisable
----                       ---------------       --------------   -----------     -------------    -----------      -------------
------------------------- ------------------- --------------------- ---------------------------------------------------------------
Stuart Landow                  450,000           $3,305,250(3)      800,000        100,000         $5,859,750         $675,000

Christer Rosen                    0                   N/A           500,000           0            $4,141,250         $ 0

Carlton S. Joyce                  0                   N/A           100,000         70,000         $  731,250         $446,285

James P. Samuels                91,000           $  455,000(4)       94,000            0           $  628,625         $ 0

W. Earl Somerville              77,500           $  328,437(5)       27,500            0           $  161,563          $ 0

------------------------- ------------------- --------------------- ---------------- ----------------------------------------------


(1)  All options were granted at 100% of fair market value.

(2)  Market price at September 30, 1995 of $8.8125

(3) Includes 450,000 shares exercised at fair market value of $7.8750 with an exercise price of $ .53.

(4) Includes 91,000 shares exercised at fair market value of $8.1875 with an exercise price of $3.1875.

(5) Includes 65,000 shares exercised at fair market value of $7.75 with exercise price of $2.9375 and 12,500 shares exercised as fair market value of $7.75 with an exercise price of $6.50.


Executive Compensation Agreements
-------------------------------------------------------------------------------

 Effective August 18, 1993, the Company entered into a new five-year employment agreement with its president and chief executive officer, Mr. Stuart Landow. The agreement provides for a base annual salary of $200,000 per year. The Company's Compensation Committee will review the base salary annually during the term commencing in January 1994 and may increase, but not decrease, the base salary. Additionally, Mr. Landow shall receive incentive compensation payments based upon both the revenue at the rate of 1% of revenue descending downward if quarterly revenue exceeds $6.25 million, and profitability (at the rate of 50% of the incentive amount based on revenue if net operating income is 8% of net sales, up to a rate of twice the incentive amount based on revenue if net operating income is 20% or greater) of the Company during the term, payable after the end of each of the Company's fiscal quarters according to specific formulas contained in the agreement. Mr. Landow is not eligible to receive a profitability incentive payment for fiscal year 1995 since the Company had net operating income loss. However, Mr. Landow did receive incentive compensation payments based on revenue. Mr. Landow also receives an automobile allowance of $600 per month. In August 1993, the Company granted Mr. Landow non-qualified options to purchase 600,000 shares of common stock exercisable at $2.0625 per share under the 1993 Plan. The options vest annually with 500,000 options vested as of December 31, 1995 and the remaining 100,000 options will vest on August 18, 1996.

 In the event Mr. Landow is terminated without cause or if he resigns for "good reason" as defined in the agreement (which includes a material diminution of his duties or responsibilities), the Company agreed to pay Mr. Landow 36 consecutive monthly payments equal to his base and incentive compensation. He will also continue to receive medical, life and disability insurance coverage during the 36 month term.

 Mr. Christer Rosen, Executive Vice President and Secretary, currently receives an annual salary of $200,560 per year pursuant to an oral agreement. Mr. Rosen also receives an automobile allowance of $600 per month. Additionally, Mr. Rosen participates in a profit sharing incentive program whereby he is eligible to receive an incentive payment of half of his base salary if the Company's net operating income, as a percentage of net sales, exceeds 8%. According to the formula utilized the incentive payment may be as high as twice the base salary if the percentage is 20% or greater. In fiscal 1995, Mr. Rosen received a performance-based bonus payment of $25,000.

Mr. David Natan, Vice President and Chief Financial Officer, receives an annual salary of $125,000 pursuant to an employment agreement and a car allowance of $600 per month. Mr. Natan received a performance bonus of $10,000 in mid December 1995.

On August 31, 1995, Mr. James P. Samuels resigned as an executive officer and director of the Company. Mr. Samuels remained an employee and was paid through December 31, 1995. Prior to his resignation, Mr. Samuels also was eligible for the same incentive payouts as Mr. Rosen however, no such payments were ever made.

On August 11, 1995, Mr. Earl W. Somerville resigned as an executive officer of the Company. Mr. Somerville remained an employee and was paid through December 11, 1995.

Mr. Carlton S. Joyce entered into a four year employment agreement on July 17, 1993 and was appointed Chairman of UTG (the Company's subsidiary). Under his employment agreement, as amended, Mr. Joyce receives a base salary of $200,000 per year adjustable each year for increases in the cost of living. Mr. Joyce is eligible to receive an override equivalent to 3% of pre-tax income of On-Site Analysis, Inc. net of any cumulative losses and direct corporate overhead expenses. Due to the losses incurred by On-Site Analysis, Inc., no amounts have been paid since the inception of the agreement.

Additionally, effective in October 1993, the Company began providing each of Messers Landow and Rosen with a $950,000 term life insurance policy.

Retirement Salary Savings Plan


 In October 1993, the Company established a 401(k) Retirement Salary Savings Plan (the "Plan"). All current employees, including executive officers, were eligible to participate as of October 1, 1993. Any individuals employed thereafter must complete three months of service to meet the eligibility requirements. Employees may voluntarily contribute from 1% to 15% of their pay each plan year although certain requirements may limit the contribution levels of highly compensated employees. During calendar 1995 the Company contributed matching dollars equal to 25% of every dollar invested in the Plan on the first 6% of salary savings. The cost the Company incurred for matching employee contributions and administrative costs during fiscal 1995 was approximately $57,384. The Plan provides that the Company's matching contribution may change from year to year and that the Company may declare additional matching dollars at year-end. The same percentage was voted on and approved in December 1995 for calendar 1996. Any forfeited non-vested amounts contributed are used to reduce required Company matching contributions. All participants employed with the Company who enrolled on or before October 1, 1993 were immediately 100% vested for all future employer matching contributions. All employees hired after October 1, 1993 vest ratably over a five-year term.


Repricing of Options

 In fiscal year ended September 30, 1995, the Company did not adjust or amend the exercise price of stock options previously granted to any of the Named Executive Officers.

Report on Executive Compensation by the Compensation and Stock Option Committees


 One of the principal goals of the compensation policy of the Company is to align executive compensation in a way that will encourage enhanced shareholder value, while concurrently allowing the Company to attract, retain and satisfactorily reward all employees who contribute to the Company's long-term growth and success. The guiding principles of the compensation program are shown below:

 o The compensation program should encourage and balance the attainment of short term operational goals and long term strategic initiatives.

 o The compensation program should provide total compensation that will allow the Company to attract, retain and motivate high calibre employees.

o The compensation program should encourage stock ownership by executives, and other employees, in order to ensure actions on their part which will enhance both operating results and shareholder value.

The compensation program for Company executives includes an annual base salary, appropriate fringe benefits, the potential for an annual cash bonus incentive, and long term stock option incentives. The annual incentive awards are based on actual Company results for the year, compared with objectives which are established at the beginning of the year.

 An employment agreement (the "Agreement") was entered into between the Company and Mr. Stuart Landow on August 18, 1993, which was described in detail in the Compensation Committee Report of the Proxy Statement for the year ended September 30, 1993. The Compensation Committee is authorized to review Mr. Landow's base salary each year pursuant to the Agreement. During 1995, an annual salary increase of $11,200 (approximately 5.6%) was awarded to Mr. Landow as a result of his overall management of the Company during a period of new product development and production launch, organizational realignment and consolidation. In addition, he received $189,688 in incentive compensation payments (of which $26,651 was accrued) based upon gross revenue in accordance with the terms of the Agreement.

 The Compensation Committee believes that Mr. Landow has been reasonably compensated for his performance as Chief Executive Officer. The compensation arrangements with Mr. Landow meet the compensation objectives discussed earlier in this report.

 In reviewing the performance of the Company and Mr. Landow during the 1995 fiscal year, the Compensation Committee determined that:

o The annual revenue increased to $19.0 million, compared to $15.1 million in fiscal 1994.

o Overhead Sound Systems continue to have record sales with a 51% increase in product sales for fiscal 1995.

Mr. Rosen is eligible to receive an incentive payment of half of his base salary if the Company's net operating income as a percentage of net sales exceeds eight percent. This incentive payment could be as high as twice the base salary if this percentage is 20 percent or greater. Mr. Rosen was not eligible for an incentive payment for fiscal 1995, but did receive a performance-based bonus of $25,000. Mr. Samuels also was eligible for the same incentive payouts as Mr. Rosen however, no such payments were ever made. Both Messers Rosen and Samuels waived the incentive payments for fiscal 1994.

During fiscal 1995, effective June 30, 1995, one new individual became an executive officer. The Company hired Mr. David Natan to replace James P. Samuels as its Chief Financial Officer. Mr. Natan's employment agreement provides an annual salary of $125,000 and $600 per month car allowance. Mr. Natan was granted 93,750 options exercisable at $6.9375 per share under the Company's 1993 Stock Option Plan. In mid December 1995, Mr. Natan received a performance-based bonus of $10,000 and was granted 10,000 options exercisable at $7.75 per share under the Company's 1993 Stock Option Plan.

This report is submitted by the Compensation Committee and the Stock Option Committee.

Compensation Committee                               Stock Option Committee
Ronald P. Burd                                       Paul F. Moore
Clinton D. Lauer                                     Mani A. Sadeghi

Performance Graph

 The following Performance Graph assumes that $100 was invested in the Company, the AMEX Market Index and the Peer Group Index on October 1, 1990. Information on prices at which the Company's stock traded prior to that date are not readily available. The Performance Graph further assumes all dividends were reinvested. However, the Company has never paid any dividends.


                            TOTAL RETURN COMPARISON


The following graph sets forth a five-year comparison of total returns for:
(1) the Company; (2) a Company selected Peer Group (comprised of Gentex CP, Johnson Controls, Inc. and Magna International A); and (3) the American Stock Exchange - Broad Market Index.

(The following table was represented by a chart in the printed material)

     Date      TopSource      Peer Group     Amex
     -------   ---------      -----------    -----
     10/90     100            100            100
     10/91     376.89         199.33         119.92
     10/92     399.95         273.35         125.15
     10/93     799.90         445.42         146.91
     10/94     1,722.86       403.20         149.73
     10/95     2,168,96       508.46         180.41

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                     OF COMPANY, PEER GROUP AND BROAD MARKET

                               FISCAL YEAR ENDING

COMPANY         1990        1991       1992      1993     1994      1995

TOP SOURCE
TECHNOLOGIES   100.00      376.89     399.95    799.90  1,722.86  2,168.96

PEER GROUP     100.00      199.33     273.35    445.42    403.20    508.46
BROAD MARKET   100.00      119.92     125.15    146.91    149.73    180.41


The Broad Market Index Chosen Was:  American Stock Exchange
The Peer Group Chosen Was:  Customer Selected Stock List
The Peer Group is Made Up of the Following Securities:
Gentex CP, Johnson Controls, Inc., Magna International A

Proposal 2.  Appointment of Auditors

         Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, currently acts as the independent auditors of the Company. Unless directed to vote no, proxies being solicited will be voted in favor of the election of Arthur Andersen as independent auditors for the Company's fiscal year ended September 30, 1996. Arthur Andersen acted as auditors for the Company for the fiscal year ended September 30, 1995. A representative of Arthur Andersen will be present at the meeting, be available to respond to appropriate questions, and have the opportunity to make statements should they desire to do so.

         Ratification of the appointment of Arthur Andersen as the Company's independent accountants for fiscal 1996 will require the affirmative vote of at least a majority of the shares of the Company's common stock represented in person or by proxy at the annual meeting and entitled to vote. Proxies solicited by management will be voted for the proposal unless instructed otherwise.

Proposal 3.  Other Matters

         The Board has no knowledge of any other matters which may come before the meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

         If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are unable to attend the meeting, at your request, the Company will cancel the proxy.

Stockholders' Proposals

         Any stockholder of the Company who wishes to present a proposal to be considered at the 1997 annual meeting of the stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company no later than September 25, 1996. In addition, the Company's bylaws preclude a stockholder from otherwise introducing business unless such stockholder gives notice to the Company not later than 60 days prior to the meeting or within 15 days following notice to stockholders of the date of the 1997 meeting if less than 75 days notice of the date is given.


         The Company will furnish, without charge to any stockholder submitting a written request a copy of the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission including financial statements and schedules thereto. Such written request should be directed to Christer Rosen, Secretary of the Company, at the address of the Company stated herein.

                                    By the Order of the Board of Directors




                                    Christer Rosen, Secretary

                                    APPENDIX



1. Election of Directors __  FOR all nominees__ WITHHOLD AUTHORITY to vote
   (see reverse side)        listed below       for all nominees listed below

                                                  *EXCEPTIONS __

Nominees:  Ronald P. Burd, Clinton D. Lauer, Paul F. Moore
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions __________________________________________________________________

2. I hereby ratify the appointment        3. I hereby authorize the transaction
   of Arthur Andersen LLP as independent      of any other lawful business that
   auditors for the fiscal year ended         may come before the annual meeting
   September 30, 1996.                        of stockholders.

FOR __   AGAINST__   ABSTAIN __                  FOR __   AGAINST __ ABSTAIN __

                                                        Change of Address or
                                                        Comments Mark Here __

                                            The form  must be signed by the
                                            person  in whose name the relevant
                                            Receipt is registered on the books
                                            of the Depository. In the case of a
                                            Corporation the Form should be
                                            executed by a duly authorized
                                            Officer or Attorney.

                                            Dated: ___________________, 199 ___
                                           -----------------------------------
                                                Signature of Stockholder
                                           -----------------------------------
                                           Typed or Printed Name of Stockholder
                                           ------------------------------------
                                                  Number of Shares Owned


Shares cannot be voted unless this proxy is
signed and returned,or specific arrangements         Votes MUST be indicated
are made to have the shares represented at the       (x) in Black or Blue Ink.
Meeting.


                          TOP SOURCE TECHNOLOGIES, INC.

   PROXY SOLICITED BY THE BOARD OF DIRECTORS OF TOP SOURCE TECHNOLOGIES, INC.
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MARCH 15, 1996.

         The undersigned hereby appoints Stuart Landow, Christer Rosen, and David Natan (or the majority of them) as my proxy with power of substitution for and in the name of the undersigned to vote all shares of common stock of Top Source Technologies, Inc. (the "Company") which the undersigned would be entitled to vote at the annual meeting of stockholders of the Company to be held at The Hotel Nikko Atlanta, 3300 Peachtree Rd., Atlanta on March 15, 1996 at 6:00 P.M. and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

     Each share of common stock outstanding on the record date is entitled to one vote on all proposals.

     If no direction is indicated, this Proxy will be voted as recommended by the board of directors for the directors (Ronald P. Burd, Clinton D. Lauer, Paul
F. Moore) and for all other proposals. If no direction is indicated, this Proxy will be voted as recommended by the board of directors for all proposals.

                                           (Continued   and  to  be  dated  and
                                            signed on the reverse side.)

                                            TOP SOURCE TECHNOLOGIES, INC.
                                            P.O. BOX 11080
                                            NEW YORK, N.Y.  10203-0080